 GLOBALSTAR ANNOUNCES FIRST QUARTER 2025
FINANCIAL RESULTS

•First quarter 2025 revenue increased 6% to $60.0 million, driven by strength in wholesale capacity services
•Announced launch of two-way satellite commercial IoT solution with mass production expected in the second quarter of 2025
•Introduced new state-of-the-art Satellite Operations Control Center (SOCC) at Globalstar’s headquarters

Covington, LA, May 8, 2025 -- Globalstar, Inc. (Nasdaq: GSAT) (“Globalstar” or the “Company”) today announced its financial results for the first quarter ended March 31, 2025.

"Our first quarter results are in-line with our expectations with revenue increasing 6% to $60.0 million. Net loss for the quarter was $17.3 million, driven predominantly by non-cash items. Adjusted EBITDA* was $30.4 million for the quarter, up from $29.6 million in the first quarter 2024 and reflecting a margin of 51%. We are reiterating our previously-issued financial guidance for the year, with revenue expected to be in the range of $260 million to $285 million, and Adjusted EBITDA margin expected to be approximately 50%," commented Rebecca Clary, Chief Financial Officer.

Dr. Paul E. Jacobs, Chief Executive Officer, said, “I am pleased with the progress we made to begin 2025, as we continue to advance our strategy and deepen our presence across key markets. The successful launch of our two-way satellite IoT solution highlights Globalstar’s ability to meet customer needs and penetrate high-growth markets through product development. At the same time, we remain focused on positioning Globalstar for growth, including the addition of proven leaders to our management team who bring exceptional experience in scaling businesses and driving innovation.”

Dr. Jacobs continued, “The global trade environment remains highly dynamic, and we are actively monitoring and assessing the potential impact of tariffs on Globalstar. Fortunately, any direct exposure is relatively limited to sales of our SPOT and Commercial IoT subscriber devices. In addition, we have several levers available to help mitigate potential long-term impacts, including supply chain diversification, re-shoring, pricing and materials management.”

RECENT OPERATIONAL HIGHLIGHTS

•Successfully launched a two-way satellite IoT solution via Globalstar’s LEO constellation. This technology marks a significant expansion beyond traditional one-way tracking to meet rising global demand for reliable, low-power, low-latency command and control across critical applications such as fleet tracking, asset monitoring, and precision agriculture. This milestone reflects the success of Globalstar’s refocused product development team under new leadership, which streamlined priorities and accelerated innovation, while leveraging the Company’s existing network infrastructure, low-cost platform, and new state-of-the-art downlink to deliver competitive, scalable commercial IoT solutions to the market quickly.

•Appointed two seasoned leaders to drive growth in key business segments:
◦Dr. Tamer Kadous named VP & GM of Terrestrial Spectrum and Network Solutions, to lead private wireless network initiatives that leverage Globalstar’s XCOM RAN and Band n53 assets. Kadous brings over two decades of experience in wireless communications, having previously served as Vice President of Wireless Engineering at XCOM Labs and Senior Director of Engineering at Qualcomm.
◦Daaman Hejmadi named VP & GM of Wholesale Satellite Capacity, with a focus on expanding access to Globalstar’s satellite solutions through strategic wholesale partnerships. Prior to joining Globalstar, Hejmadi held various executive positions, including Vice President of Engineering at Qualcomm, where he revolutionized Qualcomm’s development landscape by transforming the Bangalore design center into an engineering powerhouse, contributing roughly $12 billion of revenue. He also served as a corporate vice president at Intel, where he managed 10,000 engineers who created a development platform for their customers, contributing roughly $10 billion of revenue.

* Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

•Opened a new state-of-the-art Satellite Operations Control Center (SOCC) at Globalstar’s Covington, Louisiana headquarters, significantly enhancing satellite fleet management, network performance, and readiness for next-generation constellation deployments. The grand opening event, held on March 17, was attended by the U.S. House Majority Leader Steve Scalise and FCC Chairman Brendan Carr, underscoring the facility’s strategic importance to both the Company, the region and the industry. This investment reinforces Globalstar’s leadership in global satellite communications and its commitment to local economic growth.

FIRST QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the first quarter of 2025 was $60.0 million, which was comprised of $57.1 million of service revenue and $3.0 million of revenue generated from subscriber equipment sales. Total revenue increased 6% from the prior year's first quarter due primarily to higher service revenue.

Higher service revenue of $3.6 million, or 7%, compared to the prior year's first quarter was due primarily to revenue generated from wholesale capacity services. This increase was due to a full quarter of revenue recognition associated with fees earned related to certain expanded services that began in March 2024, as well as revenue associated with higher network costs, which is a driver of the revenue earned under these agreements. These fees are expected to continue as we provide services under the Updated Services Agreements.

For subscriber driven service revenue, Commercial IoT service revenue increased 2% from the prior year's first quarter due primarily to a 4% increase in the average number of subscribers. We continue to see customer interest in our Commercial IoT devices and service offerings, evidenced by an increase in subscriber activations. We also expect activations to increase following commercial sales of our two-way reference design module during the second quarter of 2025. Offsetting the increase in Commercial IoT service revenue this quarter was a decrease in Duplex and SPOT service revenue due to subscriber churn.

Loss from Operations

Loss from operations was $8.5 million during the first quarter of 2025, compared to $4.7 million during the prior year's first quarter. Higher revenue (as discussed above) was offset by higher operating expenses.

Increased operating expenses for the first quarter of 2025 compared to the prior year’s first quarter were related to higher cost of services and marketing, general and administrative ("MG&A") expenses, offset partially by lower stock-based compensation. Higher operating expenses were also impacted by a loss on disposal of assets.

Higher cost of services resulted primarily from the Support Services Agreement (the “SSA”) with XCOM Labs, Inc. (now known as Virewirx, Inc.) as well as other ancillary costs associated with XCOM technology development. Additionally, product development costs increased in line with progress made on our two-way Commercial IoT module and next-generation SPOT device. Network operating costs to support our new and upgraded global ground infrastructure also contributed to the increase in cost of services during the quarter; a significant portion of these costs are reimbursed to us, and this consideration is recognized as revenue.

MG&A expense was higher during the first quarter of 2025 due primarily to professional and legal fees to support the Globalstar SPE; we do not expect these costs to recur at this level in the future.

Operating expenses were favorably impacted by our February 2025 receipt of an employee retention credit as a result of our eligibility under the provisions of the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") for the second quarter of 2021. The total refund of $2.0 million reduced operating expenses during the first quarter of 2025, of which $1.4 million was allocated to Cost of Services and $0.6 million was allocated to MG&A expense, based on the employee costs incurred during the eligible period.

Net Loss

Net loss was $17.3 million for the first quarter of 2025, compared to net loss of $13.2 million for the prior year's first quarter. This variance was due primarily to higher operating expenses (discussed above) and non-cash imputed interest on the 2024 prepayment agreement. Partially offsetting this variance were favorable fluctuation in foreign currency gains and losses due to the remeasurement of intercompany balances.

Adjusted EBITDA

Adjusted EBITDA was $30.4 million during the first quarter of 2025 compared to $29.6 million during the prior year's first quarter. Higher revenue was offset by an increase in operating expenses (excluding adjustments for non-cash or non-recurring items).

While we continue to enhance and develop the XCOM RAN product and service offerings, we incur costs, primarily personnel and engineering contractors, in advance of significant revenue. Comparing the first quarter of 2025 to the prior year's first quarter, Adjusted EBITDA was unfavorably impacted by these costs (net of revenue) by $1.3 million. Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA.

Liquidity

As of March 31, 2025, we held cash and cash equivalents of $241.4 million, compared to $391.2 million as of December 31, 2024. During the first quarter of 2025, net cash flows generated from operations were $51.9 million, capital expenditures were $190.6 million and net cash flows used in financing activities were $11.4 million. Cash and cash equivalents were also positively impacted by a $0.3 million effect of exchange rate changes on cash. The decrease in cash and cash equivalents during the first quarter of 2025 was due primarily to capital expenditures associated with our commitments under the Updated Services Agreements.

Operating cash flows include cash receipts from our customers, primarily from the performance of wholesale capacity services and the sale of satellite voice and data equipment and services. We use cash in operating activities primarily for network costs, personnel costs, inventory purchases and other general corporate expenditures. Investing outflows largely relate to network upgrades, including satellite construction and launch costs. Financing activities relate primarily to recoupment of the 2021 Funding Agreement by our largest customer and preferred stock dividend payments.

Adjusted free cash flow during the first quarter of 2025 was $47.6 million compared to $19.9 million during the prior year's first quarter. This increase was due primarily to $22.5 million in accelerated service payments received during the first quarter of 2025 pursuant to the Updated Services Agreements. Refer to "Reconciliation of Non-GAAP Adjusted Free Cash Flow" for further details on the calculation of this metric.

The principal amount of our debt outstanding was $408.8 million at March 31, 2025, compared to $417.5 million at December 31, 2024. This decrease was due to our scheduled recoupment of $8.7 million under the 2021 Funding Agreement.

FINANCIAL OUTLOOK

We reiterate our financial outlook for 2025 initially issued by us in December 2024, as follows:

•Total revenue between $260 million and $285 million
•Adjusted EBITDA margin of approximately 50%

This guidance reflects our current expectations that the potential impacts from tariffs will be minimal.

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its results at 5:00 p.m. Eastern Time (ET) on Thursday, May 8, 2025. Details are as follows:

Earnings Call:
The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/gcqrbxci

To participate in the earnings call via teleconference or to participate in the live Q&A session, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register-conf.media-server.com/register/BIf0b92eae30df4ec5b4d4396d1a8cd17c

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website until May 8, 2026.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit, and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s Low Earth Orbit ("LEO") satellite constellation ensures secure data transmission for connecting and protecting assets, transmitting critical operational data, and saving lives for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53, and its 5G variant, n53, offer carriers, cable companies, and system integrators a versatile, fully licensed channel for private networks with a growing ecosystem to improve customer wireless connectivity, while Globalstar’s XCOM RAN product offers significant capacity gains in dense wireless deployments. In addition to SPOT GPS messengers, Globalstar offers next-generation internet of things ("IoT") hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Cautionary Statement About Forward-Looking Statements
Certain statements contained in this press release other than purely historical information, including, but not limited to, expectations regarding future revenue, financial performance, financial condition, liquidity, adjusted free cash flow, projections, estimates and guidance, statements relating to our business plans, objectives and expected operating results, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), our expectations regarding the outcomes of regulatory and licensing proceedings, the expected growth prospects of our existing customers and the markets that we serve, our expectations relating to the impact of trade policies (including tariffs), our expectations about our ability to integrate the licensed technology into our current line of business, the expected benefits of the updated services agreements, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” "might," "could," “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those described under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in the Company’s other filings with the SEC. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to reflect actual results, future events or circumstances or changes in our assumptions, business plans or other changes.

This press release contains measures such as EBITDA, Adjusted EBITDA, and Adjusted free cash flow, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in the Company’s consolidated financial statements are provided in this press release. For forward-looking Adjusted EBITDA margin, the Company is unable to provide a reconciliation to the most comparable GAAP measure without unreasonable effort because estimating such GAAP measures and providing a meaningful reconciliation is extremely difficult and requires a level of precision that is unavailable for these future periods and the information needed to reconcile these measures is dependent upon future events, many of which are outside of our control as described above. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenue:
Service revenue	$57,067	$53,465
Subscriber equipment sales	2,965	3,015
Total revenue	60,032	56,480
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	18,625	16,759
Cost of subscriber equipment sales	2,047	2,158
Marketing, general and administrative	11,589	10,646
Stock-based compensation	6,957	9,227
Reduction in the value and disposal of long-lived assets	7,038	305
Depreciation, amortization, and accretion	22,277	22,097
Total operating expenses	68,533	61,192
Loss from operations	(8,501)	(4,712)
Other (expense) income:
Interest income and expense, net of amounts capitalized	(7,945)	(3,785)
Foreign currency gain (loss)	4,106	(3,842)
Other	(413)	(849)
Total other expense	(4,252)	(8,476)
Loss before income taxes	(12,753)	(13,188)
Income tax expense	4,578	8
Net loss	$(17,331)	$(13,196)

Net loss attributable to common shareholders	(19,946)	(15,840)
Net loss per common share:
Basic (1)	$(0.16)	$(0.13)
Diluted (1)	$(0.16)	$(0.13)
Weighted-average shares outstanding:
Basic (1)	126,476	125,507
Diluted (1)	126,476	125,507
(1) The number of shares as of March 31, 2024 have been restated to reflect the 1:15 reverse stock split effectuated on February 10, 2025. All historical share and per share amounts for the periods prior to the completion of the reverse stock split reflected in this Report have been adjusted to reflect the reverse stock split.

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$241,411	$391,164
Accounts receivable, net of allowance for credit losses of $1,374 and $1,504, respectively	22,857	26,952
Inventory	10,163	10,741
Prepaid expenses and other current assets	18,035	18,714
Total current assets	292,466	447,571
Property and equipment, net	774,206	673,632
Operating lease right of use assets, net	40,050	31,835
Prepaid network costs	373,038	312,342
Derivative asset	110,852	108,799
Intangible and other assets, net of accumulated amortization of $8,838 and $7,625, respectively	138,539	136,058
Total assets	$1,729,151	$1,710,237
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$30,757	$34,600
Accounts payable and accrued expenses	31,707	29,677
Accrued network construction costs	12,409	15,613
Payables to affiliates	157	394
Deferred revenue, net	54,024	61,201
Total current liabilities	129,054	141,485
Long-term debt	471,992	476,822
Operating lease liabilities	34,210	26,256
Deferred revenue, net	326,093	288,171
Other non-current liabilities	423,458	418,620
Total non-current liabilities	1,255,753	1,209,869

Total liabilities	1,384,807	1,351,354

Stockholders’ equity:
Series A Perpetual Preferred Convertible Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at March 31, 2025 and December 31, 2024, respectively	—	—
Voting Common Stock of $0.0001 par value; 143,333,334 shares authorized; 126,579,435 and 126,424,799 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively (1)	13	13
Additional paid-in capital	2,479,201	2,473,564
Accumulated other comprehensive income	10,607	13,452
Retained deficit	(2,145,477)	(2,128,146)
Total stockholders’ equity	344,344	358,883
Total liabilities and stockholders’ equity	$1,729,151	$1,710,237
(1) The number of shares as of March 31, 2024 have been restated to reflect the 1:15 reverse stock split effectuated on February 10, 2025. All historical share and per share amounts for the periods prior to the completion of the reverse stock split reflected in this Report have been adjusted to reflect the reverse stock split.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net loss	$(17,331)	$(13,196)

Interest income and expense, net	7,945	3,785
Derivative loss	427	953
Income tax expense	4,578	8
Depreciation, amortization, and accretion	22,277	22,097
EBITDA (1)	17,896	13,647

Non-cash compensation	6,957	9,227
Foreign exchange gains and losses and other	(4,120)	3,738
Loss on disposal of assets and reduction in value of long-lived assets	7,038	305
Non-cash expenses associated with the License Agreement (2)	1,879	1,392
Transaction costs in connection with the Updated Services Agreements	702	1,325
Adjusted EBITDA (1)	$30,352	$29,634

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net loss. These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)	In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”) with XCOM. Fees payable by Globalstar pursuant to the SSA were or may be paid in shares of its common stock. Costs also include the initial non-recurring costs associated with the transaction as well as non-cash intangible asset technology amortization associated with the initial purchase of certain intangible assets made in the form of Globalstar common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
Service revenue:
Wholesale capacity services	$36,709	$31,212
Subscriber services
Commercial IoT	6,580	6,437
SPOT	9,371	10,243
Duplex	3,452	4,755
Government and other services	955	818
Total service revenue	57,067	53,465

Subscriber equipment sales	2,965	3,015

Total revenue	$60,032	$56,480

	Three Months Ended
	March 31, 2025	March 31, 2024
Average subscribers
Commercial IoT	523,349	502,915
SPOT	229,512	249,640
Duplex	23,189	29,257
Other	249	314
Total	776,299	782,126

ARPU (1)
Commercial IoT	$4.19	$4.27
SPOT	13.61	13.68
Duplex	49.62	54.18

(1)    ARPU measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

GLOBALSTAR, INC.
RECONCILIATION OF NON-GAAP ADJUSTED FREE CASH FLOW
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
Net cash provided by operating activities (1)	$51,864	$29,818
Less: capital expenditures, excluding reimbursable network purchases (2)	(4,304)	(9,906)
Adjusted free cash flow (3)	$47,560	$19,912

(1)	Net cash provided by operating activities is calculated under GAAP and is reflected in the Company's consolidated statements of cash flows.
(2)	Excludes the reimbursable portion of upfront network purchases for the Phase 2 Service Period and the Extended MSS Network pursuant to the Updated Services Agreements. The costs are reimbursed under such agreements in future periods.
(3)	Free cash flow is calculated using net cash provided by operating activities less capital expenditures (which may also be referred to as network upgrades). The Company excludes capital expenditure payments made pursuant to the Updated Services Agreements; amounts which are reimbursed by the Customer pursuant to such agreements, that are recorded as operating cash flows, are also excluded from this calculation as those amounts are used to fund associated capital expenditures. Free cash flow as so defined may not be similar to free cash flow as defined by other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's consolidated financial statements. The Company believes that free cash flow is a useful financial metric concerning liquidity, reflecting available cash after capital expenditures, that may be used to fund general corporate expenditures as well as for investments in strategic growth opportunities.